Journey of Light (Jersey), Ltd.
                   2 Britannia Place
                 Bath Street, St. Helier
                    Jersey JE2 4SU




                      March 4, 2003


By Hand
-------

Mr. Frank J. Drohan
Alfa International Corp.
The Empire State Building
350 Fifth Avenue
Suite 1103
New York, NY 11308
U.S.A.

Dear Frank,

     This agreement ("Agreement") supersedes and replaces our letter agreements of August 2, 2002 and November 19, 2002. The parties ("Parties") to this Agreement are Alfa International Corp., a New Jersey, USA corporation ("Alfa") and Journey of Light (Jersey) Ltd., a limited liability corporation organized and existing under the laws of Jersey in the Channel Islands [Registered Number 84848] ("JOL").

     JOL is negotiating a memorandum of understanding contract
(the "Contract") with the Government of Qatar ("Qatar"). A draft copy of the Contract is attached hereto. Unless indicated otherwise herein, capitalized terms in this Agreement shall have the same meanings as in the draft Contract.

     JOL and Alfa hereby agree as follows:

1. that all final decisions regarding the design, content and theme of the Project shall be made by Muftah Benomran, Chairman &
Chief Executive Officer of JOL, in his sole and absolute discretion.

2. that JOL will, within thirty (30) days of the date hereof, grant Alfa an option to purchase up to 500,000 shares of its $0.01 par value common stock (the "JOL Common Stock") for a total purchase price of $500,000 or $1.00 per share of JOL Common Stock (the "Option Grant"). The amount and timing of Alfa's purchases of such JOL Common Stock subject to the Option Grant shall be at Alfa's sole discretion provided only that at least $100,000 of such JOL Common Stock is purchased by Alfa within 15 days after the signing of the Contract by JOL and Qatar. The Parties acknowledge that as of February 16, 2003, Alfa has made advances ("Advances") to JOL in the amount of $82,345 and that Alfa may make further Advances to JOL. The Parties acknowledge and agree that Alfa will utilize all such Advances as payments toward the purchase of the JOL Common Stock subject to the Option Grant. All unexercised portions of the Option Grant shall expire thirty (30) days after the Approval Date.

3. that the founding shareholders of JOL are Muftah Benomran ("Muftah"), Frank J. Drohan ("Frank") and Mohamed Khalifa A. Al Sada ("Mohamed") [collectively, the "Founders"). In this Agreement, the term "JOL Shareholders" shall mean the Founders as well as any new shareholders of JOL other than Alfa up to the date of the Acquisition (as hereinafter defined). Muftah and Frank own shares of JOL's $0.01 par value preferred stock (the "Preferred Stock") and Mohamed owns shares of JOL Common Stock. The Preferred Stock and the JOL Common Stock are collectively referred to herein as the "JOL Stock".

4. that simultaneously with the Option Grant, JOL and the Founders shall grant Alfa an additional option (the "Acquisition Option") whereby Alfa, in its sole discretion, shall have the absolute right to acquire from the JOL Shareholders all the shares of JOL Stock that it doesn't already own, thereby making JOL a wholly owned subsidiary of Alfa (the "Acquisition"). All of the JOL Shareholders other than the Founders shall, as a condition precedent to their subscribing for and being issued JOL Common Stock, agree to the Acquisition Option. Alfa must give notice to JOL and the JOL Shareholders of its intention to exercise the Acquisition Option within thirty (30) days after the signing of the Final Contract by JOL and Qatar (or on such other prior date if agreed to by the Parties). If unexercised, the Acquisition Option will expire on the thirty-first day after the signing of the Final Contract by JOL and Qatar. If Alfa gives JOL such notice, then JOL shall allow Alfa a sufficient amount of time which is reasonable and customary in such transactions with publicly held U.S. companies to secure the approval of its shareholders (the "Alfa Shareholders") and to close the Acquisition.

5. that in the Acquisition, the JOL Shareholders will exchange all of their shares of JOL Stock for shares of Alfa's $0.01 par value common stock (the Alfa Common Stock") such that (i) immediately after the Acquisition, the former JOL Shareholders will own at least ninety (90) percent of Alfa's then outstanding Alfa Common Stock, and (ii) the shares of Alfa Common Stock and Alfa preferred stock owned by the Alfa Shareholders just prior to the Acquisition will represent no more than ten (10) percent of the Alfa Common Stock outstanding immediately after the Acquisition.


     JOL and Alfa hereby agree that no publicity or public notice with respect to this Agreement shall be released to the general public without the prior written consent of Alfa.

     This Agreement constitutes the entire agreement between JOL and Alfa with respect to the subject matter hereof and supersedes all other prior representations, agreements and understandings, both written and oral, between the Parties with respect to such subject matter. JOL shall cause the JOL Shareholders (including the Founders) to execute and deliver to Alfa any collateral agreements required or requested by Alfa to memorialize the JOL Shareholders' consent to the contents of this Agreement and to the transactions contemplated hereby.

     If you agree to the contents of this Agreement please indicate your agreement by countersigning a copy of this Agreement where indicated below and returning it to me.




Sincerely,                               AGREED TO AND ACCEPTED:
Journey of Light (Jersey), Ltd.          Alfa International Corp.
a Jersey (Channel Islands)               a New Jersey, USA
corporation                              corporation



By:/s/MuftahBenomran                     By: /s/ Frank J. Drohan
---------------------                    -------------------------
   MUFTAH BENOMRAN                           FRANK J. DROHAN
   Chairman, C.E.O & Director                President


                                   Dated: